SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2006
LAYNE CHRISTENSEN COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20578	48-0920712

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(Address of Principal Executive Offices)

(913) 362-0510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF$ 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On July 30, 2007, Layne Christensen Company (“Layne,” or the “Company”) and Jeffrey Reynolds, individually and as agent of the other stockholders of Reynolds, Inc. (“Reynolds”), entered into an Amendment to Agreement and Plan of Merger (the “Merger Amendment”), amending that certain Agreement and Plan of Merger, dated August 30, 2005, between Layne, Layne Merger Sub 1, Inc., Reynolds, and the Stockholders of Reynolds listed on the signature pages thereto (the “Original Merger Agreement”). Jeff Reynolds, one of the parties to the Merger Amendment and the former President of Reynolds, became a director of Layne and was also named a Senior Vice President of the Company on September 28, 2005, in connection with the completion of the merger (the “Merger”) of Reynolds with and into a wholly-owned subsidiary of Layne. A short time later, Mr. Reynolds was promoted to Executive Vice President of Layne.
     The Original Merger Agreement provided that a contingent earn-out payment would be paid to the Stockholders of Reynolds based upon the EBITDA performance of the acquired operations during the first 36 full calendar months following the closing of the Merger (the “Earnout Measurement Period”). The amount of the earn-out payment was to be determined pursuant to a formula set forth in the Original Merger Agreement, with a maximum earn-out payment of $15 million. The earn-out payment was originally to be paid 40% in the form of Layne common stock and 60% in cash.
     The Merger Amendment amended the Original Merger Agreement to provide for the payment of the earn-out payment prior to the end of the Earnout Measurement Period. The Merger Amendment fixes the earn-out payment at an amount equal to $13,252,000. The earn-out payment is to be paid 60% in cash and 40% by the issuance of shares of Layne common stock, valued at the average closing share price of such stock on The Nasdaq Stock Market for the five trading day period commencing July 25, 2007 and ending July 31, 2007, except that the payments to be made to Jeff Reynolds and Jerry Reynolds will be made solely in the form of Layne common stock.
     The foregoing description of the Merger Amendment is qualified in its entirety by reference to the Merger Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.
     In connection with the Merger Amendment, on or before August 14, 2007, Layne will issue 249,023 shares of unregistered common stock, $0.01 par value per share, as additional consideration for the Reynolds stock acquired in the Merger, as more fully described in Item 1.01 above. The shares of common stock issued pursuant to the Merger Amendment were issued in a private placement under Section 4(2) of the Securities Act of 1933, as amended.
     The other information required by this item is included in Item 1.01 above.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     On October 20, 2006, Layne issued a press release announcing the resignation of Warren G. Lichtenstein from the Company’s Board of Directors and that the Board of Directors had appointed John J. Quicke to fill the vacancy on the Board of Directors created by Mr. Lichtenstein’s resignation. Mr. Lichtenstein tendered his resignation to Andrew Schmitt, the Company’s President, on October 16, 2006 to be effective upon the appointment of Mr. Quicke to fill the vacancy created by his resignation pursuant to the Settlement Agreement by and among Layne, Steel Partners II, L.P. and Steel Partners, L.L.C. dated March 31, 2006 (the “Settlement Agreement”).
     Mr. Quicke was appointed to the Board of Directors effective October 18, 2006 to the fill the vacancy created by Mr. Lichtenstein’s resignation. Mr. Quicke was appointed to the Board Directors pursuant to the terms of the Settlement Agreement. Mr. Quicke was appointed to the following committees of the Board of Directors: the Compensation Committee and the Nominating & Corporate Governance Committee. Mr. Quicke received compensation for his service on the Company’s Board of Directors in accordance with the Company’s previously disclosed standard compensation arrangements for directors. See the Company’s proxy statement for its 2006 annual meeting filed with the Securities and Exchange Commission on May 9, 2006 for a description of these arrangements.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (c) Exhibits.
10.1	Amendment to Agreement and Plan of Merger, dated July 30, 2007, among Layne Christensen Company and Jeffrey Reynolds, individually and as agent of the Stockholders.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY
Date: August 3, 2007	By:	/s/ A. B. Schmitt

Name: Andrew B. Schmitt
Title: President and Chief Executive Officer